Exhibit 10.3
The Boeing Company 2023 Incentive Stock Plan
U.S. Notice of Terms
Long-Term Incentive Performance Stock Units (Relative TSR)

Key Terms
The Boeing Company (the “Company”) has granted you a performance stock unit (“PSU”) award (the “Award”) pursuant to The Boeing Company 2023 Incentive Stock Plan, as amended and restated from time to time (the “Plan”), and the provisions contained herein (the “Notice”). Capitalized terms not otherwise defined in this Notice shall have the meaning ascribed to them in the Plan. Your Award is subject to the terms of the Plan. If there is any inconsistency between the terms of this Notice and the terms of the Plan, the Plan’s terms shall control. You are required to accept and acknowledge the terms and conditions of the Award, through the mechanism and procedures determined by the Company, as a condition to receiving the Award.
Name            «Participant Name»
BEMSID            «Employee_ID»
Grant Date        «Grant Date»
No. of PSUs Granted      «PSU #»
Vesting Schedule    You will vest in a percentage of your PSUs based on the level of the Company’s performance against the Performance Goal described below (such percentage, the “Earned PSUs”) on the third anniversary of the Grant Date, provided that if this date falls on a non-trading date, the vesting shall occur on the next following trading date (such date, the “Vesting Date”). Vesting is subject to your continued employment by the Company or a Related Company from the Grant Date through the Vesting Date, except as otherwise provided below.
Performance Period    January 1, 2026, through December 31, 2028
Performance Metric    The Company’s total shareholder return (“TSR”) relative to the TSR of each company constituting the Standard & Poor’s 500 Index as of the first day of the Performance Period (a “Peer Company”), over the Performance Period. TSR means the change in share price over the Performance Period. With respect to the Company and each Peer Company, TSR will be calculated based on the average closing price of a share of the issuing company’s common stock over the 20 trading days preceding the first day of the Performance Period as compared against the average closing price of a share of the issuing company’s common stock over the final 20 trading days of the Performance Period, assuming dividends distributed during the Performance Period are reinvested as of the ex-dividend date for additional shares of the issuing company’s common stock. Each of the foregoing amounts will be equitably adjusted for stock splits, stock dividends, recapitalizations, or any similar events affecting Shares or a Peer Company’s shares.
Performance Goal    The Company’s performance level with respect to the Performance Metric will be assigned a percentage-based payout score based on a curve established and approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as of the Grant Date, as set forth in and described on Exhibit A, with 25% corresponding to performance at threshold, 100% corresponding to performance at target, 200% corresponding to performance at or above maximum, and 0% corresponding to performance below threshold. Straight line interpolation will be applied to determine the payout score for performance between threshold and target, and between target and maximum. Notwithstanding the foregoing, the payout score may not exceed 100% if the Company’s absolute TSR over the Performance Period is negative. The payout score will be approved and certified by the Committee following conclusion of the Performance Period, but in no event later than the Vesting Date.
Peer Companies    The group of Peer Companies will be adjusted as follows in the event of certain corporate events that occur during the Performance Period:

(1)A merger, acquisition, or business combination transaction (“Corporate Transaction”) involving two or more Peer Companies: the surviving entity, if publicly traded, will remain a Peer Company.
(2)A Corporate Transaction involving a Peer Company and another entity that is not a Peer Company: the surviving entity (if the Peer Company and if publicly traded) will remain a Peer Company; otherwise, the Peer Company will be removed from the group.
(3)Delisting of a Peer Company due to bankruptcy or liquidation: the Peer Company will remain in the group and be assigned a TSR of -100%.
(4)Delisting of a Peer Company due to a voluntary “going private” or similar transaction: the Peer Company will be removed from the group.
(5)A stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spinoff”): the Peer Company will remain in the group and the stock distribution will be treated as a dividend from the Peer Company based on the closing price of the shares of the spunoff company on its first day of trading. The spunoff company will therefter not be tracked for purposes of calculating the Peer Company’s TSR.
(6)Any other transaction or event not described above that impacts a Peer Company: the Committee shall determine the treatment of such transaction in its discretion.
Vesting Period    Period between the Grant Date and the Vesting Date
Distribution Date    As soon as reasonably practicable following the Vesting Date, but no later than 60 days thereafter
Form of Distribution    Shares
Impact of Terminations    Age 55/10 retirement on or after the six-month anniversary of the Grant Date, or mandatory retirement before qualifying for age 62/1 retirement: Your unvested PSUs will be pro-rated, calculated by multiplying the total number of PSUs granted to you by a fraction, equal to the number of days you were employed since the Grant Date divided by 1,095. You will remain eligible to vest in a percentage of your pro-rated PSUs based on Company performance on the Vesting Date as though you had continued employment through the Vesting Date. Distribution will occur on the Distribution Date.
        Age 62/1 retirement on or after the six-month anniversary of the Grant Date, or mandatory retirement on or after qualifying for age 62/1 retirement: You will remain eligible to vest in a percentage of your PSUs based on Company performance on the Vesting Date as though you had continued employment through the Vesting Date. Distribution will occur on the Distribution Date.
        Layoff: Contingent upon your timely execution and non-revocation of a waiver and release of all claims on a form provided to you by the Company, your unvested PSUs will be pro-rated, calculated by multiplying the total number of PSUs granted to you by a fraction, equal to the number of days you were employed since the Grant Date divided by 1,095. You will remain eligible to vest in a percentage of your pro-rated PSUs based on Company performance on the Vesting Date as though you had continued employment through the Vesting Date. Distribution will occur on the Distribution Date. Notwithstanding the foregoing, if you are eligible for age 62/1 retirement at the time of your layoff, vesting and distribution of your PSUs will be governed by the age 62/1 retirement provisions above (without regard to the six-month service period, and contingent upon your execution and non-revocation of a waiver and release of all claims). The release requirement may be waived by the Company if it determines, in its sole discretion, that such a release would be inconsistent with the requirements of applicable local law.
Death/long-term disability termination: You will remain eligible to vest in a percentage of your PSUs based on Company performance on the Vesting Date as though you had continued employment through the Vesting Date. Distribution will occur on the Distribution Date.
        All other terminations: All unvested PSUs will be forfeited.

Impact of Leaves    Unless otherwise required by applicable law, if you have taken a leave or leaves of absence during the Vesting Period and such aggregate leave period exceeds 180 days in duration (calculated immediately prior to the Vesting Date), your unvested PSUs will be reduced by the product of (1) the original number of PSUs granted, and (2) a fraction, equal to the number of leave days during the Vesting Period that exceed 180 days divided by 1,095. This provision shall not apply in the event your employment is terminated prior to the Vesting Date due to death or long-term disability termination as described above.
Definitions    “Age 55/10 retirement” means retirement on or after attaining age 55 with at least ten years of service or under conditions that satisfy the requirements for “retirement” under a defined benefit pension plan maintained by the Company or a Related Company in which you participate.
        “Age 62/1 retirement” means retirement on or after attaining age 62 with at least one year of service.
        “Mandatory retirement” means permanent termination of employment in compliance with a government-mandated or employer-mandated requirement to retire upon reaching a certain age.
“Long-term disability” termination means that you have experienced a disability entitling you to benefits under any long-term disability policy sponsored by the Company or a Related Company, and your employment terminates upon reaching the maximum long-term disability leave period under applicable Company or Related Company policies, except as otherwise required under applicable local law.

Acknowledgement and Acceptance
I acknowledge that I have read and understand this Notice of Terms (including the Key Terms section, the General Terms section, (as applicable) the State-Specific Terms section, and Exhibit A) and The Boeing Company 2023 Incentive Stock Plan, as amended and restated from time to time, and I accept and agree to the provisions contained therein.

Name:            «Participant Name»
Signature:        Signed Electronically
Date:            «Acceptance Date»

General Terms
1.    PSU Award. You have been awarded PSUs. Each PSU corresponds to one Share. The Company will maintain a record of your PSUs in a notional account established in your name. For avoidance of doubt, a PSU is a Performance Restricted Stock Unit as such term is defined in the Plan.
2.    Dividend Equivalents. As of each dividend payment date for Shares, your PSU account will be credited with additional PSUs (“dividend equivalent PSUs”) equal in number to the number of Shares that could be bought with the cash dividends that would be paid on the PSUs in your account if each PSU were one Share on the applicable dividend payment date. The number of Shares that could be bought with the cash dividends will be calculated to two decimal places and will be based on the “Fair Market Value” of a Share on the applicable dividend payment date. For purposes of this Award, “Fair Market Value” means the average of the high and the low per Share trading prices as reported by The Wall Street Journal for the specific dividend payment date, or by such other source as the Company deems reliable. Dividend equivalent PSUs will vest at the same time and in the same manner as the PSUs with which they are associated and will be subject to the same terms as the PSUs. All references to PSUs in this Notice shall be deemed to include any credited dividend equivalent PSUs, except where the context clearly indicates otherwise.
3.     Adjustment in Number of PSUs. The number of PSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued Shares resulting from any stock split, combination or exchange of Shares, consolidation, spin-off or recapitalization of Shares, or any similar capital adjustment or the payment of any stock dividend.
4.    Distribution of PSUs. Earned PSUs will be distributed on the applicable Distribution Date, except as otherwise provided under Key Terms above, and subject to deductions as set forth in Section 5. Distribution will be in the form of Shares equal to the number of Earned PSUs. If, after the Grant Date but before the Distribution Date, you transfer employment to a Related Company in another country and become paid through that Related Company’s payroll, your Earned PSUs may be settled in the form of: (a) cash, calculated by reference to the Company’s currency conversion methodology as in effect, to the extent settlement in Shares (i) is not standard Company practice in your country of employment, (ii) is prohibited under applicable laws, (iii) would require you, the Company or, if different, the Related Company that employs you (the “Employer”) to obtain the approval of any governmental and/or regulatory body in your country of residence (and country of employment, if different), or (iv) is administratively burdensome; or (b) Shares, but the Company may require you to immediately sell such Shares if necessary or advisable to comply with applicable laws (in which case, you hereby expressly authorize the Company to issue sales instructions in relation to such Shares on your behalf). Neither you nor any person claiming under or through you will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable under this Notice unless and until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.
5.     Responsibility for Tax Withholding Obligations and Other Obligations. You acknowledge that, regardless of any action the Company or your Employer takes with respect to any Tax Withholding Obligations and/or any Other Obligations, the ultimate liability for all such obligations is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or your Employer. You further acknowledge that the Company and your Employer (i) make no representations or undertakings regarding the treatment of any Tax Withholding Obligations or Other Obligations in connection with any aspect of the Award, including the grant of the PSUs, the vesting of the PSUs, the delivery of Shares, the subsequent sale of any Shares acquired at vesting, and the receipt of any dividends and/or dividend equivalent PSUs; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Award to reduce or eliminate your liability for Tax Withholding Obligations or Other Obligations or achieve any particular tax result. Further, if you are or become subject to tax in more than one jurisdiction, you acknowledge that the Company or your Employer may withhold or account for Tax Withholding Obligations in more than one jurisdiction. You authorize the Company, your Employer, or their agents, at their discretion and pursuant to such procedures as they may specify from time to time, to satisfy any Tax Withholding Obligations and/or Other Obligations by requiring you to do one or a combination of the following:
(a)pay cash to the Company or your Employer,
(b)have the Company or your Employer withhold an amount from any cash amounts otherwise due or to become due from the Company or your Employer to you,

(c)have the Company or your Employer withhold a number of Shares that would otherwise be issued to you having a Fair Market Value equal to the Tax Withholding Obligations and/or Other Obligations,
(d)tender by attestation Shares you already own that have a Fair Market Value equal to the Tax Withholding Obligations and/or Other Obligations, or
(e)sell a number of Shares issued to you upon vesting of the Award having a Fair Market Value equal to the Tax Withholding Obligations and remit the proceeds from such mandatory sale to the Company or your Employer.
Depending on the withholding method, the Company, your Employer, or their agents, as applicable, may withhold or account for Tax Withholding Obligations by considering applicable statutory withholding rates, but such withholding shall not exceed an amount of withholding based on the maximum statutory rates in your applicable tax jurisdiction(s) (unless a lesser amount of withholding is required to avoid the classification of this Award as a liability on the Company’s consolidated balance sheet or other adverse accounting treatment).
Notwithstanding the foregoing, if you are a Section 16 Participant upon the occurrence of an event giving rise to Tax Withholding Obligations, then you must satisfy any such obligations pursuant to clause (c) above.
6.    Transferability. PSUs are not transferable except by will or by laws of descent and distribution. You may designate a beneficiary to receive your Award in the event of your death. To be valid, a beneficiary designation with respect to your Award must be properly submitted through the Stock Plan Administrator in accordance with the Stock Plan Administrator’s procedures. The current Stock Plan Administrator is Fidelity Stock Plan Services, LLC and certain of its affiliated entities.
7.    Clawback and Forfeiture Policy.
(a)This Award and any gross proceeds resulting from the vesting of this Award are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time (the “Policy”). The Policy provides (among other things) that an Award may be subject to clawback and forfeiture (meaning that the Award or gross proceeds thereof must be promptly returned to the Company if already distributed, or that you will lose your entitlement to an Award if it has not yet been distributed) in the discretion of the Committee, if the Committee determines that you have (i) violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of any of the Company’s products or services and has, or reasonably could be expected to have, a material adverse impact on the Company, the Company’s customers or the public; or (ii) engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom you had direct supervisory responsibility. The Policy further contains provisions regarding the recovery of certain “covered compensation” (as defined in the Policy) as required pursuant to New York Stock Exchange listing standards and Section 10D of the Securities Exchange Act of 1934, as amended, and any rules, regulations, or listing standards issued to implement the foregoing from time to time. In accepting this Award, you acknowledge that you have read the Policy, available at:
https://www.boeing.com/resources/boeingdotcom/principles/ethics_and_compliance/pdf/clawback-policy.pdf, that you understand the extent of its applicability to you, and that you agree to comply with the terms and conditions of the Policy as they may be applied to you.
(b)In addition, subject to applicable law, or except as may be otherwise provided in the State-Specific Terms, this Award and any gross proceeds resulting from the vesting of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the final Distribution Date: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any aspect of Company business with which you were involved or about which you gained Company proprietary or confidential information; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in the future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section is a condition for your receipt of this Award. For purposes of this Section, the Company shall include the Company and all Related Companies.
(c)Nothing in this Section will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.
(d)The restrictions in this Section are considered by the parties to be fair and reasonable in all circumstances and the parties agree that the restrictions are reasonable and necessary to protect the Company’s legitimate business interests. Each of the restrictions contained in this Section, including the sub-paragraphs and sub-clauses thereof, constitutes an entirely separate, severable and independent restriction. If any restriction is found to be invalid this will not affect the validity or enforceability of any of the other restrictions. It is agreed that if any such restrictions by themselves, or taken together, are for any reason unenforceable, but would be enforceable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.
8.    Miscellaneous.
(a)This Notice shall not confer upon you any right to continuation of employment by the Company or any Related Company nor shall this Notice interfere in any way with the Company’s or any Related Company’s right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company or a Related Company or as prohibited by law.
(b)You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, canceled, or terminated by the Company, in its sole discretion, at any time. The grant of the Award under the Plan is a one-time benefit and does not create any contractual or other right to receive other awards or benefits in lieu of awards in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the form of award and the vesting provisions.
(c)The Plan is established, operated and administered exclusively by the Company, and the Award is granted solely by the Company. Only the Company is a party to this Notice; accordingly, any rights you may have under this Notice may be raised only against the Company and may not be raised against any Related Company. No Related Company has any obligation to make any payment of any kind under this Notice.
(d)The Company may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(e)You agree to comply with the Company’s procedures regarding prohibitions on insider trading (PRO-12 or its successor) or any other policy adopted by the Company from time to time covering transactions in Shares, as well as any applicable insider trading or market abuse laws in your jurisdiction. You acknowledge that it is your responsibility to comply with any restrictions and you are advised to speak to your personal legal advisor on this matter.
(f)The Company reserves the right to impose other requirements on the Award, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable to comply with applicable laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
(g)This Award is intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder (“Section 409A”) and shall be interpreted and construed consistently with such intent. If you are a Specified Employee (as defined by the Company for purposes of Section 409A) upon your separation from service (as defined under Section 409A), any payments that are subject to the requirements of Section 409A and payable upon such separation from service shall be delayed until six months after the date of the separation from service, to the extent required under Section 409A. Nothing in the Plan or this Notice shall be construed as a guarantee of any particular tax treatment. The Company makes no representation that the Plan, this Notice or the PSUs comply with Section 409A and in no event shall the Company be liable for the payment of any taxes and penalties that you may incur under Section 409A.

(h)The Award and payment thereof shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(i)Notwithstanding any provisions of this Notice to the contrary, the Award shall be subject to such special terms and conditions for the state in which you reside as the Company may determine in its sole discretion and which shall be set forth in the State-Specific Terms. If you transfer your residence and/or employment to another country, any special terms and conditions for such country will apply to the Award to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).
(j)All questions concerning the construction, validity and interpretation of this Notice and the Plan shall be governed and construed according to the laws of the State of Delaware in the United States, without regard to the application of the conflicts of laws provisions thereof, except as may be expressly required by other applicable law or as may be otherwise provided in the State-Specific Terms. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware in the United States, except as may be expressly required by other applicable law or as may be otherwise provided in the State-Specific Terms.
(k)No interest will accrue or be paid on any portion of a distribution with respect to your Award, regardless of when paid.
9.    Privacy Notice. By accepting this Award, you:
(a)consent to the collection, use and transfer, in electronic or other form, of any of your personal data that is necessary to facilitate the implementation, administration and management of the Award and the Plan;
(b)understand that the Company and your employer may, for the purpose of implementing, administering and managing the Plan, hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title and details of all awards or entitlement to Shares granted to you under the Plan or otherwise (“Data”);
(c)understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the shares issued on vesting of the Award may be deposited, and that these recipients may be located in your country or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country; and
(d)authorize the Company, its Related Companies and its agents to store and transmit such Data in electronic form.
This notice is supplemental to the Boeing Employee Privacy Notice available here:
    http://globalprivacyoffice.web.boeing.com/index.aspx?com=1&id=469.

State-Specific Terms
The following provisions shall modify Section 7 of the Notice for employees who reside in or are otherwise subject to the laws of California:
Clause (ii) of Section 7(b) shall not apply.
Clause (iii) of Section 7(b) shall be removed and replaced with the following: (iii) during your employment with the Company, induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives, or consultants to terminate, discontinue, or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party.
Clause (iv) of Section 7(b) shall be removed and replaced with the following: (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
The following shall be appended to Section 7(b):
To the extent expressly required by the laws of the State of California, all questions concerning the construction, validity, and interpretation of this Section shall be governed and construed according to the laws of the State of California, without regard to the application of the conflicts of laws provisions thereof.
The following provisions shall modify Section 7 of the Notice for employees who reside in or are otherwise subject to the laws of Colorado or Massachusetts:
Clause (ii) of Section 7(b) shall not apply.
The following provisions shall modify Section 7 of the Notice for employees who reside in or are otherwise subject to the laws of Illinois:
The following shall be appended to Section 7(b):
For purposes of clause (ii) above, “engage in competition” shall mean, during your employment with the Company and for a period of twelve months following your last day of employment with the Company (the “Restricted Period”), providing services to a competitor of the Company (whether as an employee, independent contractor, consultant, officer, or director) that are the same or similar in function or purpose to the services you provided to the Company during the two years prior to your last day of employment with the Company and with respect to which you gained Company proprietary or confidential information, in the State of Illinois or any state or territory within the United States in which you performed responsibilities for the Company and/or where the Company conducts substantial business.
A new Section 7(e) is added as follows:
You understand that the non-competition obligations under Section 7(b)(ii) shall only apply to you if you earn the statutory minimum compensation set by Illinois statute (e.g., between January 1, 2021, and January 2, 2027, the statutory threshold is at least $75,000 per year).
A new Section 7(f) is added as follows:
You agree that before being required to accept and acknowledge this Notice, the Company provided you with fourteen calendar days to review it. The Company advises you to consult with an attorney before accepting and acknowledging this Notice.
A new Section 7(g) is added as follows:
You understand that if you are separated from employment with the Company due to COVID-19 or “circumstances that are similar to the COVID-19 pandemic” the Company may not enforce Section 7(b)(ii) unless it pays you the compensation equivalent to your base salary at the time of your last day of employment for the Company for the Restricted Period minus any compensation you earn through subsequent employment during the Restricted Period.
The following provisions shall modify Section 7 of the Notice for employees who reside in or are otherwise subject to the laws of South Carolina:
The following shall be appended to Section 7(b):

For purposes of this Section, “engage in competition” shall mean providing services to a competitor of the Company (whether as an employee, independent contractor, consultant, officer, or director) that are the same or similar in function or purpose to the services you provided to the Company during the two years prior to your termination of employment with the Company and with respect to which you gained Company proprietary or confidential information, in the State of South Carolina or any state or territory within the United States in which the Company conducts substantial business.
The following provisions shall modify Section 7(b) of the Notice for employees who reside in or are otherwise subject to the laws of Virginia:
By agreeing to the terms set forth in this Notice, you acknowledge and agree that you are employed as executive personnel and that the Award does not constitute wages for time worked.
For purposes of this Section, “engage in competition” shall mean, during your employment with the Company and for a period of twelve months following your last day of employment with the Company (the “Restricted Period”), providing services to a competitor of the Company (whether as an employee, independent contractor, consultant, officer, or director) that are the same as or similar in function or purpose to the services you provided to the Company during the two years prior to your last day of employment with the Company and with respect to which you gained Company proprietary or confidential information, regardless of the geographic location. By agreeing to the terms set forth in this Notice, you acknowledge and agree that (x) the Company conducts business globally and (y) if you provided the foregoing services to a competitor during the Restricted Period you would pose a competitive threat to the Company regardless of the location of such competitor or the location from which you provide such services. Further, clause (ii) above shall not apply if you qualify as a low-wage employee pursuant to Virginia Code Section 40.1-28.7:8.
Clause (iii) shall only apply during the Restricted Period, as defined above.
The following shall replace Section 7(b) of the Notice for employees who reside in or are otherwise subject to the laws of Washington:
In addition, this Award and any gross proceeds resulting from the vesting of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, during the Restricted Period: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, or otherwise discussing or disclosing suspected unlawful conduct in the workplace; or (v) take, misappropriate, use, or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section is a condition for your receipt of this Award. For purposes of this Section, the Company shall include the Company and all Related Companies.
For purposes of this Section, “Restricted Period” shall mean, with respect to clauses (i), (iii), (iv), and (v) above, the period commencing on the date of the Award and ending on the second anniversary of the final Distribution Date, and with respect to clause (ii) above, the period commencing on the date of the Award and ending eighteen months after the final Distribution Date. Notwithstanding anything herein to the contrary, clause (ii) shall not apply to you (x) following any termination of your employment by reason of layoff, or (y) during any year if you had annualized W-2 total earnings from the Company of $100,000 (or such dollar amount following adjustment for inflation as required by applicable Washington law) or less during the prior year, determined in accordance with applicable Washington law. For purposes of this Section, “engage in competition” shall mean providing services to a competitor of the Company (whether as an employee, independent contractor, consultant, officer, or director) that are the same or similar in function or purpose to the services you provided to the Company during the two years prior to your termination of employment with the Company and with respect to which you gained Company proprietary or confidential information, in the State of Washington or any state or territory within the United States in which the Company conducts substantial business.

All questions concerning the construction, validity, and interpretation of clause (ii) above shall be governed and construed according to the laws of the State of Washington, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the construction, validity and interpretation of clause (ii) above shall be brought only in the state or federal courts of the State of Washington.